Exhibit 10.13

[NON-EMPLOYEE DIRECTORS]

RESTRICTED STOCK AWARD AGREEMENT

(Time Vested)

EAGLE BANCORP, INC.

2016 STOCK PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is entered into on                (the “Grant Date”) by and between  Eagle Bancorp, Inc. (the “Company”) and the Participant (as defined below) pursuant to Section 10 of the Eagle Bancorp, Inc. 2016 Stock Plan, as amended (the “Plan”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan.

Award.  The Company hereby grants to _______ (the “Participant”) an award of ____ shares of the Company’s Common Stock, $0.01 par value, subject to vesting in accordance with the terms and conditions of this Agreement and the Plan.  Until the lapse of the vesting requirements hereunder, the shares subject to this Agreement shall be referred to as “Restricted Stock”.

Vesting Requirements. The Restricted Stock is subject to forfeiture to the Company until it becomes vested in accordance with this Agreement. Subject to the Participant’s continued service through each applicable vesting date, the Restricted Stock shall vest as follows:

Vesting Date	Portion of Restricted Stock Vesting

First anniversary of Grant Date	1/3
Second anniversary of Grant Date	1/3
Third anniversary of Grant Date	1/3

Notwithstanding the foregoing, to avoid the vesting of a fractional share, any fractional shares that would have otherwise vested on the first or second vesting date described above shall be rolled forward until the sum of all fractional shares shall result in the vesting of a whole share.

Acceleration of Vesting; Forfeiture.  Upon either (i) the death or Disability of the Participant while any portion of the Restricted Stock remains unvested, or (ii) the occurrence of a Change in Control while any portion of the Restricted Stock remains unvested, then in either such case any then unvested portion of the Restricted Stock still outstanding shall immediately vest. Unless otherwise provided by the Compensation Committee, upon the Participant’s cessation of service for any other reason, the then-unvested portion of the Restricted Stock shall be forfeited.

Certificates. Shares of Restricted Stock awarded hereunder shall be credited to the account of the Participant in the direct registration or other book-entry system (“book-entry”) maintained by the Company for the Company’s Common Stock, whereupon the Participant shall become a shareholder of the Company with respect to such Restricted Stock, subject to forfeiture, and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a shareholder, including but not limited to the right to receive all dividends paid on such shares and the right to vote such shares. The Participant agrees that the Company shall cause a notation to be included on its book-entry records to reflect the restricted character of the Restricted Stock, and the vested/unvested status of such Restricted Stock, and to enforce the terms and conditions of this Agreement with respect to such shares of Restricted Stock, including but not limited to the forfeiture of unvested shares in accordance with the terms of this Agreement. Notwithstanding the foregoing, at the election of the Company, stock certificates may be issued in respect of shares of Restricted Stock awarded hereunder in lieu of the utilization of the book entry system. Said stock certificates shall be deposited with the Company or its designee, together with a stock power endorsed in blank, and the following legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture:

“The transferability of this certificate and the shares of stock represented thereby are subject to the terms and conditions (including forfeiture) contained in the Eagle Bancorp, Inc. 2016 Stock Plan, and an agreement entered into between the registered owner and Eagle Bancorp, Inc. Copies of such Plan and Agreement are on file in the offices of the Secretary of Eagle Bancorp, Inc.”

[NON-EMPLOYEE DIRECTORS]

Promptly following the third anniversary of the Grant Date, or if earlier, the Participant’s cessation of service with the Company, with respect to any shares granted hereunder that are then vested: the Company shall cause the restrictive notation on its records to then be removed, and/or to deliver to the Participant or his or her permitted designee stock certificates without the legend described above.

Clawback and other Company Policies. The Participant further agrees, in consideration for the grant of this Award, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.

Other Limitations.  No Restricted Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal or state securities or other applicable law or regulation. As a condition to the Participant’s acceptance of this grant, the Company may require the Participant to make any representation and warranty to the Company as may be required by any applicable law or regulation.

No Right to Continued Service.  Nothing in this Agreement or the Plan shall be construed as creating any contract of employment or as conferring on Participant any legal or equitable right to continue service with the Company or any Affiliate, or any level of compensation.

Tax Election.  The Participant acknowledges that the Participant may have the right, within 30 days of the grant hereunder, to make an irrevocable election to include the value of the Restricted Stock in income at the time of grant, based on the Market Value of the Restricted Stock upon the Grant Date. The Participant acknowledges that the Company has not and is not providing any tax advice to Participant and that Participant shall make his/her own determination with respect to the Section 83 election, alone or in consultation with his/her own personal tax advisors.

The Plan. This Award of is subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, a copy of which has been provided to the Participant. Pursuant to the Plan, the Compensation Committee is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. All questions of interpretation and application of the Plan shall be determined by the Compensation Committee and any such determination shall be final, binding and conclusive.

Consent to Electronic Delivery. The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, and the Plan.  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

Governing Law. This Agreement will be construed in accordance with the laws of the State of Maryland, without regard to the application of the principles of conflicts of laws.

[Signatures Follow.]

[NON-EMPLOYEE DIRECTORS]

EAGLE BANCORP, INC.
BY: THE COMPENSATION COMMITTEE

By:
Name: [ ]
Title: [ ]

Accepted and Agreed:

Participant
(Please return executed document to Corporate Secretary)